Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact Information:
Cedar Shopping Centers, Inc.
Leo S. Ullman, Chairman, CEO and President
516-944-4525
lsu@cedarshoppingcenters.com
CEDAR SHOPPING CENTERS, INC. ANNOUNCES FOURTH QUARTER AND YEAR-END 2006 RESULTS
Port Washington, New York — March 6, 2007 — Cedar Shopping Centers, Inc. (NYSE: “CDR”), today reported its financial results for the quarter and full year ended December 31, 2006.
Highlights
Full Year 2006 Compared To Full Year 2005
•	Revenues increased 60% to $126.5 million from $78.9 million

•	Funds From Operations (FFO) increased by 62% to $42.0 million from $25.9 million. FFO per share/OP Unit grew 17.5% to $1.21 from $1.03. Net income applicable to common shareholders was $7.5 million ($0.23 per share) compared to $6.0 million ($0.25 per share)

•	Total assets increased 26% and approached $1.3 billion

•	Overall portfolio occupancy increased to 92.5% from 90.8%. Excluding development, redevelopment and other non-stabilized properties, occupancy was 95.5%

•	Debt to total capitalization improved to 40% from 48%

•	Total floating rate debt was reduced to $73.3 million from $186.4 million
Fourth Quarter 2006 Compared To Fourth Quarter 2005
•	Revenues increased 38% to $34.3 million from $24.8 million

•	FFO increased 41% to $11.7 million from $8.3 million. FFO per share/OP Unit grew 11% to $0.30 from $0.27. Net income applicable to common shareholders was $2.5 million ($0.07 per share) compared to $1.5 million ($0.05 per share)
Leo Ullman, Chief Executive Officer of Cedar, stated, “Our fourth quarter results capped off another solid year in 2006. For the full year 2006, we increased FFO 17.5% to $1.21, which was in the range of our original guidance to investors.”
Mr. Ullman continued, “More importantly, we continued our diligent portfolio assembly process in 2006, growing our base of shopping center anchored properties in the attractive Boston-to-Washington D.C. corridor, while selectively adding to our core Pennsylvania markets, where there are excellent competitive dynamics. We are proud to have completed the redevelopment of our Camp Hill, Pennsylvania Shopping Center in 2006, which will contribute more than $6 million in net operating income in 2007, up from approximately $700,000 when we commenced construction in 2004. Occupancy for our total operating portfolio increased to 92.5%, up from 90.8% in 2005, due to an effective leasing effort. Our strong level of new development and redevelopment projects puts us in great position to deliver additional growth in the years to come.”
Financial and Operating Results
Cedar’s total revenues for the year ended December 31, 2006 increased 60% to $126.5 million from $78.9 million for the year ended December 31, 2005. Net income applicable to common shareholders for the year ended December 31, 2006 was $7.5 million, or $0.23 per share compared to $6.0 million, or $0.25 per share for 2005. FFO for the year ended December 31, 2006 was $42.0 million, or $1.21 per share/Operating Partnership (“OP”) Unit as compared to $25.9 million, or $1.03 per share/OP Unit for the year ended December 31, 2005.
Net cash flows provided by operating activities increased to $37.9 million for the year ended December 31, 2006, compared to $29.9 million for 2005.
The Company reported total revenues for the three months ended December 31, 2006 of $34.3 million as compared to $24.8 million for the three months ended December 31, 2005, an increase of 38%. Net income applicable to common shareholders for the three months ended December 31, 2006 was $2.5 million, or $0.07 per share compared to $1.5 million, or $0.05 per share for the three months ended December 31, 2005. FFO for the fourth quarter of 2006 increased 41% to $11.7 million, or $0.30 per share/OP Unit from $8.3 million, or $0.27 per share/OP Unit for the corresponding quarter of 2005.
Acquisition Activities
During 2006, the Company acquired thirteen shopping and convenience centers containing approximately 1.7 million square feet of gross leasable area (“GLA”) for an aggregate purchase price of approximately $177.3 million. The Company also acquired eight tracts of land for future development, aggregating approximately 179 acres, at an aggregate purchase price of approximately $32.5 million. As of the end of 2006, the Company owned 97 supermarket-anchored shopping centers and drug store-anchored convenience centers located in nine states with 10.1 million square feet of GLA. The Company expects to complete additional acquisitions of primarily supermarket-anchored shopping centers and development sites during 2007 and beyond.
Subsequent to December 31, 2006, the Company completed the purchase of two additional operating properties, aggregating approximately 152,000 square feet of GLA. The aggregate purchase price for the properties was approximately $16.8 million, including closing costs.
Development and Redevelopment Activities
The Company’s current development and redevelopment pipeline includes (i) nine owned and operating properties earmarked for redevelopment, including two de-malling candidates, and (ii)

eleven properties for ground-up development, consisting of approximately 196 acres of land under ownership plus another 78 acres of land under contract to the Company. The total project costs for the pipeline, including original acquisition costs, are estimated at approximately $262 million.
New Leases
As of this date, annual base rents, excluding tenant reimbursements, for leases that have been signed, but where the tenants have not yet taken occupancy, encompassed approximately 226,000 square feet and amounted to approximately $3.5 million. Revenues from these leases are expected to commence during 2007 ($1.7 million) and 2008 ($1.8 million). After giving effect to such new leases, the occupancy rate for the portfolio of properties held as of December 31, 2006 would have increased from 92.5% to approximately 92.9%.
Equity and Debt Financings During 2006
The Company received $113.8 million in net proceeds from the sale of 7.5 million shares of common stock in a secondary offering concluded in December, $94.1 million in net proceeds from the settlement of the forward sales agreement and sales of common stock under registered deferred offering programs, and $118.9 million in net proceeds from mortgage financings. The proceeds were used initially to reduce the outstanding balance on the Company’s secured revolving credit facility.
Balance Sheet
The Company’s total assets as of December 31, 2006 were $1.25 billion as compared to $996.3 million as of December 31, 2005. Cedar’s pro rata share of total debt to total market capitalization ratio closed 2006 at 40%, down from 48% at the end of 2005. The pro rata share of fixed rate non-recourse debt amounted to 87% of total debt at the end of 2006, up from 62% at the end of 2005; at year end 2006, the pro rata share of total floating-rate debt had been substantially reduced to $73.3 million from $186.4 million at the end of 2005. Balances outstanding under the Company’s secured revolving credit facility declined to $68.5 million at the end of 2006 from $147.5 million at the end of 2005. The Company’s weighted average interest rate on total debt at the end of 2006 was 5.8%, unchanged from the end of 2005.
Tom O’Keeffe, CFO, stated, “We begin 2007 in a solid financial position. In addition to our improved debt profile, we reduced a substantial portion of the outstanding borrowings under our secured revolving credit facility during 2006. The $209.5 million available capacity under our credit facility, combined with our $17.9 million in available cash, and the additional liquidity that would result from joint venture financing, will allow us to continue to opportunistically expand our portfolio and finance our ongoing development and redevelopment plans.”
Guidance
The Company presently expects FFO for 2007 to be in the range of $1.25 to $1.30 per share/OP Unit. This reflects the substantial increase in the Company’s weighted average number of shares of common stock/OP Units outstanding.

Reference to Form 10-K
For further details, interested parties are urged to review the Supplemental Financial Information for the quarter ended December 31, 2006 filed on this date and the Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 2006.
Investor Conference Call
The Company will host a conference call on Wednesday, March 7, 2006, at 8:00 AM (EST) to discuss fourth quarter results. The U.S. dial-in number to call for this teleconference is (800) 811-8824. The international dial-in number is (913) 981-4903. A replay of the conference call will be available from March 7 at 11:00 AM through the midnight on March 21 by using U.S. dial-in number (888) 203-1112 and entering the passcode 154747 (international callers may use dial-in number (719) 457-0820 and use the same passcode indicated for U.S. callers). A live webcast of the conference call will be available online on the Company’s corporate website at www.cedarshoppingcenters.com from the morning of March 7, 2007.
About Cedar Shopping Centers, Inc.
Cedar Shopping Centers, Inc. is a self-managed real estate investment trust focused on supermarket-anchored shopping centers and drug store-anchored convenience centers, which has realized significant growth in assets and shareholder value since its public offering in October 2003. The Company presently owns and operates 99 of such primarily supermarket- and drug store-anchored centers with an aggregate of approximately 10.2 million square feet of gross leasable area, located in nine states, predominantly in the Northeast and mid-Atlantic regions. The Company also owns eleven development parcels aggregating approximately 196 acres and has entered into purchase agreements for an additional 78 acres within the same geographic areas.
Forward-Looking Statements
Statements made or incorporated by reference in this press release include certain “forward-looking statements”. Such forward-looking statements include, without limitation, statements containing the words “anticipates”, “believes”, “expects”, “intends”, “future”, and words of similar import which express Company’s beliefs, expectations or intentions regarding future performance or future events or trends. While forward-looking statements reflect good faith beliefs, expectations or intentions, they are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements as a result of factors outside of the Company’s control. Certain factors that might cause such differences include, but are not limited to, the following: real estate investment considerations, such as the effect of economic and other conditions in general and in the Company’s market areas in particular; the financial viability of the Company’s tenants; the continuing availability of suitable acquisitions, and development and redevelopment opportunities, on favorable terms; the availability of equity and debt capital in the public and private markets; changes in interest rates; the fact that returns from development, redevelopment and acquisition activities may not be at expected levels or at expected times; inherent risks in ongoing development and redevelopment projects including, but not limited to, cost overruns resulting from weather delays, changes in the nature and scope of development and redevelopment efforts, changes in governmental regulations related thereto, and market factors involved in the pricing of material and labor; the need to renew leases or re-let space upon the expiration of current leases; and the financial flexibility to repay or refinance debt obligations when due.
Non-GAAP Financial Measures — FFO
     Funds From Operations (“FFO”) is a widely-recognized non-GAAP financial measure for REITs that the Company believes, when considered with financial statements determined in accordance with GAAP, is useful to investors in understanding financial performance and providing a relevant basis for comparison among REITs. In addition, FFO is useful to investors as it captures features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciable assets. Investors should review FFO, along with GAAP net income, when trying to understand an equity REIT’s operating performance. The Company presents FFO because the Company considers it an important supplemental measure of its operating performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. Among other things, the Company uses FFO or an FFO-based measure (1) as one of several criteria to determine performance-based bonuses for members of senior management, (2) in performance comparisons with other shopping center REITs, and (3) to measure compliance with certain financial covenants under the terms of the Loan Agreement relating to the Company’s secured revolving credit facility.
The Company computes FFO in accordance with the “White Paper” on FFO published by the National Association of Real Estate Investment Trusts (“NAREIT”), which defines FFO as net income applicable to common shareholders (determined in accordance with GAAP), excluding gains or losses from debt restructurings and sales of properties, plus real estate-related depreciation and amortization, and after adjustments for partnerships and joint ventures (which are computed to reflect FFO on the same basis).
     FFO does not represent cash generated from operating activities and should not be considered as an alternative to net income applicable to common shareholders or to cash flow from operating activities. FFO is not indicative of cash available to fund ongoing cash needs, including the ability to make cash distributions. Although FFO is a measure used for comparability in assessing the performance of REITs, as the NAREIT White Paper only provides guidelines for computing FFO, the computation of FFO may vary from one company to another. The following table sets forth the Company’s calculations of FFO for the years ended December 31, 2006, 2005 and 2004:

	2006	2005	2004

Net income applicable to common shareholders	$7,458,000	$6,027,000	$5,702,000
Add (deduct):
Real estate depreciation and amortization	34,741,000	20,537,000	10,622,000
Limited partners’ interest	393,000	299,000	157,000
Minority interests in consolidated joint ventures	1,202,000	1,270,000	1,229,000
Minority interests’ share of FFO applicable to consolidated joint ventures	(1,746,000)	(2,210,000)	(2,085,000)
Equity in income of unconsolidated joint ventures	(70,000)	—	—
Gain on sale of interest in unconsolidated joint venture	(141,000)	—	—
FFO from unconsolidated joint ventures	117,000	—	—

Funds from operations	$41,954,000	$25,923,000	$15,625,000

FFO per common share (assuming conversion of OP Units):
Basic	$1.21	$1.03	$0.91

Diluted	$1.21	$1.03	$0.91

Weighted average number of common shares:
Shares used in determination of basic earnings per share	32,926,000	23,988,000	16,681,000
Additional shares assuming conversion of OP Units (basic)	1,737,000	1,202,000	450,000

Shares used in determination of basic FFO per share	34,663,000	25,190,000	17,131,000

Shares used in determination of diluted earnings per share	33,055,000	24,031,000	16,684,000
Additional shares assuming conversion of OP Units (diluted)	1,747,000	1,206,000	450,000

Shares used in determination of diluted FFO per share	34,802,000	25,237,000	17,134,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Balance Sheets

	December 31,
	2006	2005

Assets
Real estate:
Land	$250,460,000	$180,951,000
Buildings and improvements	991,517,000	800,005,000

	1,241,977,000	980,956,000
Less accumulated depreciation	(64,838,000)	(34,499,000)

Real estate, net	1,177,139,000	946,457,000

Investment in unconsolidated joint venture	3,644,000	—

Cash and cash equivalents	17,885,000	8,601,000
Cash at consolidated joint ventures and restricted cash	11,507,000	10,415,000
Rents and other receivables, net	12,182,000	9,093,000
Other assets	6,921,000	4,051,000
Deferred charges, net	22,441,000	17,639,000

Total assets	$1,251,719,000	$996,256,000

Liabilities and shareholders’ equity
Mortgage loans payable	$499,603,000	$380,311,000
Secured revolving credit facility	68,470,000	147,480,000
Accounts payable, accrued expenses, and other	17,435,000	16,462,000
Unamortized intangible lease liabilities	53,160,000	27,943,000

Total liabilities	638,668,000	572,196,000

Minority interests in consolidated joint ventures	9,132,000	12,339,000
Limited partners’ interest in Operating Partnership	25,969,000	20,586,000

Shareholders’ equity:
Preferred stock ($.01 par value, $25.00 per share liquidation value, 5,000,000 shares authorized, 3,550,000 shares issued and outstanding)	88,750,000	88,750,000
Common stock ($.06 par value, 50,000,000 shares authorized, 43,773,000 and 29,618,000 shares, respectively, issued and outstanding)	2,626,000	1,777,000
Treasury stock (502,000 and 443,000 shares, respectively, at cost)	(6,378,000)	(5,416,000)
Additional paid-in capital	564,637,000	357,000,000
Cumulative distributions in excess of net income	(71,831,000)	(49,956,000)
Accumulated other comprehensive income	146,000	138,000
Unamortized deferred compensation plans	—	(1,158,000)

Total shareholders’ equity	577,950,000	391,135,000

Total liabilities and shareholders’ equity	$1,251,719,000	$996,256,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Statements of Income

	Years ended December 31,
	2006	2005	2004
Revenues:
Rents	$102,981,000	$62,748,000	$40,110,000
Expense recoveries	22,678,000	15,764,000	10,565,000
Other	833,000	429,000	403,000

Total revenues	126,492,000	78,941,000	51,078,000

Expenses:
Operating, maintenance and management	22,380,000	14,298,000	10,751,000
Real estate and other property-related taxes	12,840,000	7,965,000	4,872,000
General and administrative	6,086,000	5,132,000	3,575,000
Depreciation and amortization	34,883,000	20,606,000	11,376,000

Total expenses	76,189,000	48,001,000	30,574,000

Operating income	50,303,000	30,940,000	20,504,000

Non-operating income and expense:
Interest expense	(32,777,000)	(15,178,000)	(10,239,000)
Amortization of deferred financing costs	(1,448,000)	(1,071,000)	(1,025,000)
Interest income	641,000	91,000	66,000
Equity in income of unconsolidated joint ventures	70,000	—	—
Gain on sale of interest in unconsolidated joint venture	141,000	—	—

Total non-operating income and expense	(33,373,000)	(16,158,000)	(11,198,000)

Income before minority and limited partners’ interests	16,930,000	14,782,000	9,306,000
Minority interests in consolidated joint ventures	(1,202,000)	(1,270,000)	(1,229,000)
Limited partners’ interest in Operating Partnership	(393,000)	(299,000)	(157,000)

Net income	15,335,000	13,213,000	7,920,000

Preferred distribution requirements	(7,877,000)	(7,186,000)	(2,218,000)

Net income applicable to common shareholders	$7,458,000	$6,027,000	$5,702,000

Per common share:
Basic	$0.23	$0.25	$0.34

Diluted	$0.23	$0.25	$0.34

Dividends to common shareholders	$29,333,000	$20,844,000	$13,750,000

Per common share	$0.90	$0.90	$0.835

Weighted average number of common shares outstanding:
Basic	32,926,000	23,988,000	16,681,000

Diluted	33,055,000	24,031,000	16,684,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Statements of Cash Flows

	Years ended December 31,
	2006	2005	2004
Cash flow from operating activities:
Net income	$15,335,000	$13,213,000	$7,920,000
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash provisions:
Earnings in excess of distributions of consolidated joint venture minority interests	110,000	58,000	329,000
Equity in income of unconsolidated joint ventures, net	(70,000)	—	—
Distributions from unconsolidated joint venture	44,000	—	—
Gain on sale of interest in unconsolidated joint venture	(141,000)	—	—
Limited partners’ interest	393,000	299,000	157,000
Straight-line rents	(3,285,000)	(2,318,000)	(1,333,000)
Depreciation and amortization	34,883,000	20,606,000	11,376,000
Amortization of intangible lease liabilities	(10,298,000)	(4,129,000)	(2,154,000)
Other non-cash provisions	2,177,000	1,333,000	1,070,000
Increases/decreases in operating assets and liabilities:
Cash at consolidated joint ventures	520,000	(192,000)	(190,000)
Rents and other receivables	(3,000)	(2,292,000)	119,000
Other assets	(2,654,000)	(4,110,000)	(2,007,000)
Accounts payable and accrued expenses	916,000	7,467,000	3,220,000

Net cash provided by operating activities	37,927,000	29,935,000	18,507,000

Cash flow from investing activities:
Expenditures for real estate and improvements	(184,362,000)	(325,858,000)	(168,893,000)
Investment in unconsolidated joint venture	(1,949,000)	—	—
Proceeds from sale of interest in unconsolidated joint venture	1,466,000	—	—
Construction escrows and other	(2,901,000)	(1,968,000)	620,000

Net cash (used in) investing activities	(187,746,000)	(327,826,000)	(168,273,000)

Cash flow from financing activities:
Proceeds from sales of preferred and common stock	207,928,000	168,477,000	94,899,000
Proceeds from mortgage financings	118,869,000	91,350,000	44,222,000
Mortgage repayments	(47,558,000)	(8,896,000)	(19,601,000)
Net (repayments) advances under line of credit	(79,010,000)	79,280,000	51,200,000
Distributions in excess of earnings from consolidated joint venture minority interests	(176,000)	(676,000)	(769,000)
Distributions to limited partners	(1,525,000)	(809,000)	(377,000)
Preferred distribution requirements	(7,877,000)	(7,211,000)	(2,218,000)
Distributions to common shareholders	(29,333,000)	(20,844,000)	(13,750,000)
Contribution from minority interest partner	—	962,000	—
Payment of deferred financing costs	(2,215,000)	(3,598,000)	(2,146,000)
Purchase/termination of interest rate hedges	—	—	609,000

Net cash provided by financing activities	159,103,000	298,035,000	152,069,000

Net increase in cash and cash equivalents	9,284,000	144,000	2,303,000
Cash and cash equivalents at beginning of year	8,601,000	8,457,000	6,154,000

Cash and cash equivalents at end of year	$17,885,000	$8,601,000	$8,457,000